Exhibit 10.12

PLANT PARCEL LEASE AGREEMENT

GREATER ERIE INDUSTRIAL DEVELOPMENT CORPORATION

LESSOR

TO

ACCURIDE ERIE, L.P.

LESSEE

Dated as of                        , 2005

LEASE

Table of Contents

			Page

Article I

Definitions			1

Article II
Lease, Effective Date, Lease Term and Rent

Section	2.1	Lease, Effective Date and Lease Term	2
Section	2.2	Rent	2

Article III
Section	3.1	Lessee’s Obligations Unconditional	2

Article IV
Maintenance, Taxes and Insurance

Section	4.1	Maintenance and Modification by Lessee	2
Section	4.2	Taxes, Governmental and Utility Charges	3
Section	4.3	Insurance Required	3
Section	4.4	Advances by Lessor	4

Article V
Damage, Destruction and Condemnation

Section	5.1	Damage and Destruction	4
Section	5.2	Condemnation	4

Article VI
Events of Default and Remedies

Section	6.1	Events of Default Defined	5
Section	6.2	Remedies on Default	6
Section	6.3	No Remedy Exclusive	6
Section	6.4	Attorneys’ Fees and Expenses	6

Article VII
Options in Favor of Lessee

Section	7.1	Option to Convert	6
Section	7.2	Option to Purchase	7
Section	7.3	Conveyance	7

			Page

Article VIII
Special Covenants and Conditions

Section	8.1	No Warranty of Condition or Suitability	7
Section	8.2	Sale or Assignment	7
Section	8.3	Sublease	7
Section	8.4	Quiet Enjoyment	7
Section	8.5	Memorandum of Lease	7
Section	8.6	Indemnification and Waiver of Claim	7
Section	8.7	Environmental Hazards	8
Section	8.8	Binding Effect	8
Section	8.9	Notices	8
Section	8.10	Entire Contract	9

LEASE

THIS LEASE is made and entered into as of March 31, 2005, between GREATER ERIE INDUSTRIAL DEVELOPMENT CORPORATION, a Pennsylvania non-profit corporation, of Erie County, Pennsylvania, Lessor

AND

ACCURIDE ERIE, L.P., a Delaware limited partnership, of Erie County, Pennsylvania, Lessee.

WITNESSETH:

INTENDING TO BE LEGALLY BOUND HEREBY, and in consideration of the respective representations and agreements hereinafter contained, the parties hereto agree as follows (provided, that in the performance of the agreements of Lessor, any obligations it may thereby incur for the payment of money shall not be a general debt on its part, but shall be payable solely out of the proceeds derived from this Lease and the insurance and condemnation awards as herein provided):

ARTICLE I

DEFINITIONS

The following words and phrases shall have the following meanings in this Lease unless the context shall clearly require otherwise:

“Buildings” means those structures, buildings, and improvements and all other facilities which are located on the Real Estate (as hereinafter defined).

“Initial Lease Term” means the first 5 years of the Lease Term.

“Lease Term” means the period of duration of this Lease as set forth in Section 2.1.

“Leased Premises” means the Real Estate (as hereinafter defined) together with the Buildings and the Permanent Access Easement.

“Lessee” means Accuride Erie, L.P.

“Lessor” means Greater Erie Industrial Development Corporation.

“Permanent Access Easement” means a perpetual easement for pedestrian and vehicular ingress to and egress from the Leased Premises, for utility purposes and other purposes as further described in Exhibit “A” attached hereto and made a part hereof.

“Real Estate” means all that certain piece or parcel of land located in the City of Erie, County of Erie and State of Pennsylvania, as more particularly described in Exhibit “B” attached hereto and made a part hereof, with all easements and other rights related thereto.

ARTICLE II

LEASE, EFFECTIVE DATE, LEASE TERM AND RENT

Section 2.1             Lease, Effective Date and Lease Term.  Lessor hereby demises and leases the Leased

Premises to Lessee, together with the right to use, in common, with Lessor and Lessor’s other permittees, the Permanent Access Easement, effective upon the Lessor’s acquisition of the Leased Premises and subject to the provisions of this Lease continuing for an initial term of five (5) years and being subject to extension as set forth in Section 7.1 hereof.

Section 2.2             Rent.  Lessee agrees to pay to Lessor during the Lease Term, the sum of One Dollar ($1.00) per year as rent, net of all costs of maintenance, upkeep, repairs, replacements, insurance, utilities and taxes, together with the Additional Rent set forth in Article IV hereinbelow.

ARTICLE III

LESSEE’S OBLIGATIONS UNCONDITIONAL

Section 3.1             The obligation of Lessee to pay the rental payments required by Section 2.2 and to perform and observe all other agreements on its part contained in this Lease, shall be absolute and unconditional.  During the Lease Term, or any renewal thereof, Lessee:

(a)           Will not suspend or discontinue any payments provided in Section 2.2 or Article IV hereof,

(b)           Will perform and observe all its other agreements contained in this Lease, and

(c)                                  Will not terminate the Lease during the Lease Term for any reason or cause, including, without limitation, failure of Lessor to perform any of its express or implied agreements herein after delivery of possession, any failure of consideration, destruction of or damage to the Buildings, commercial frustration of purpose, failure of consideration or any change in the tax or other laws of the United States or the Commonwealth of Pennsylvania or any political subdivisions of either.

ARTICLE IV

MAINTENANCE, TAXES AND INSURANCE

Section 4.1             Maintenance and Modifications of Leased Premises by Lessee.  Lessee agrees that during the Lease Term it will at its own expense keep the Leased Premises in the condition required by applicable law. Otherwise, Lessee shall maintain the Premises in a condition satisfactory to it.  Lessee may, also at its own expense, make from time to time any additions, modifications or improvements to the Buildings that it may deem desirable for its business purposes; provided that all such additions, modifications and improvements to the building shall be located wholly within the boundary lines of the Leased Premises.  All such additions, modifications, and improvements so made by Lessee shall become a part of the Leased Premises; provided, Tenant may remove and/or replace all or any portion of the Buildings as it may from time to time choose in its sole discretion. Any real or personal property, machinery, equipment, furniture or fixtures installed by Lessee as part of the Leased Premises without expense to Lessor may be removed by Lessee at any time and from time to time.  Lessee will not permit any mechanics’ or other liens to be established or remain against the Leased Premises for labor or materials furnished in connection with any additions, modifications, improvements, repairs, renewals or replacements so made by it; provided, that, Lessee may in good faith contest any mechanics’ or other liens filed or established against the Leased Premises, and in such event may permit the items so contested to remain undischarged or unsatisfied during the period of such contest and any appeal therefrom. Lessor will cooperate fully with Lessee in any such contest.

Section 4.2             Taxes, Governmental and Utility Charges.

(a)                                  Lessee will pay to Lessor as Additional Rent pursuant to Section 2.2 of this Lease, an amount equal to the ad valorem taxes levied by any political or taxing subdivision of Pennsylvania upon the Leased Premises.  This Additional Rent shall be paid not later than the due date of the taxes, and may be paid earlier subject to discount.

(b)                                 Lessee will pay as Additional Rent when they become due, any taxes or governmental charges or assessments of any nature lawfully levied against the Leased Premises or any activity conducted thereon. Any and all such taxes and assessments may be paid directly to the political or taxing subdivision levying the tax or assessment, and a receipt therefor delivered to Lessor shall discharge Lessee’s obligation in connection therewith.  Lessee will further pay any and all utility charges when they become due.

(c)                                  Lessee may, at its expense and in its own name or in the name of Lessor, contest in good faith any such taxes, assessments or other charges, and may permit them to remain unpaid during such contest.  In any such contest, Lessor will cooperate fully with Lessee.

Section 4.3                                      Insurance Required.

(a)                                  Throughout the Lease Term, the Lessee shall keep the Leased Premises continuously insured against such risks as Lessee has insured against during its prior occupancy of the Leased Premises, paying as the same become due all premiums in respect thereto, including but not necessarily limited to:

(1)                                  Insurance upon the repair or replacement basis if available, and otherwise to the full insurable value of the insured property as determined by a recognized insurer selected by Lessee, against the loss or damage by fire and lightning, with uniform standard extended coverage endorsement limited only as may be provided in the standard form of extended coverage endorsement at the time in use in Pennsylvania.  This policy shall name Lessor as additional insured, and

(2)                                  Comprehensive general liability insurance in an amount of not less than one million dollars, naming Lessor as an additional insured.

(b)                                 All insurance required by Section 4.3(a) hereof shall be taken out and maintained in generally recognized responsible insurance companies selected by the Lessee, and may be written with deductible amounts satisfactory to Lessee.

All such policies or a certificate or certificates of the insurers that such insurance is in force and effect, shall be deposited with Lessor prior to expiration of any such policy, the Lessee shall furnish Lessor with evidence satisfactory to it, that the policy has been renewed or replaced or is no longer required by this Lease.

(c)                                  The Net Proceeds of the insurance carried pursuant to Section 4.3(a) shall be applied as follows:  (1) the Net Proceeds of the insurance required in Section 4.3(a)(1) shall be applied as provided in Section 5.1 hereof, and (2) the Net Proceeds of the insurance required in Section 4.3(a)(2) shall be applied for or toward the satisfaction of the liability involved.

Section 4.4             Advances by Lessor.  In the event Lessee shall fail to pay any of the items required by any portion of this Article IV to be paid by Lessee, or shall fail to maintain and pay premiums for the full insurance required, or shall fail to keep the Leased Premises in the condition required by applicable law, Lessor may (but shall not be under any obligation to) take out the required policies and pay the premiums thereon, or make the repairs, renewals and replacements required to put the Leased Premises in compliance with applicable law; and all amounts advanced therefor by Lessor shall become an additional obligation of Lessee to the Lessor.

ARTICLE V

DAMAGE, DESTRUCTION AND CONDEMNATION

Section 5.1             Damage and Destruction.

(a)                                  If during the Lease Term, and unless Lessee shall have elected to exercise its option to purchase under Section 7.2 hereof, the Leased Premises is destroyed or damaged by casualty, then all proceeds of insurance shall be paid to and held by an escrow agent mutually acceptable to Lessor and Lessee, whereupon Lessee will promptly proceed to either (1) repair or rebuild the property to substantially the same condition as prior to the casualty, or (2) demolish all Buildings affected by the casualty which Lessee elects not to repair or rebuild. The escrow agent shall apply as much as necessary of the insurance proceeds to the payment of the cost of such repair or demolition. Any balance of the insurance proceeds remaining after such repair or demolition shall be paid to Lessee.

Section 5.2             Condemnation.  Unless Lessee shall exercise its option to purchase pursuant to Section 7.2 hereof, if title to or any interest in the Leased Premises or any part thereof shall be taken under exercise of the power of eminent domain, Lessee shall not be relieved of its obligation to make the rental payments specified in Section 2.2 hereof.  Lessor will cause the Net Proceeds received by it, from any award in such eminent domain proceedings, to be paid to Lessee.

Lessor shall cooperate fully with Lessee in any condemnation proceeding, and will not settle or consent to the settlement of any prospective or pending condemnation proceedings without the written consent of Lessee.

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

Section 6.1             Events of Default Defined.  The following shall be “events of default” under this agreement and the terms “event of default” or “default” shall mean, whenever they are used in this Lease, any one or more of the following events:

(a)                                  Failure by Lessee to pay the rents required to be paid under Section 2.2 hereof upon the dates specified in said Section which failure to pay is not cured within ten (10) business days of Lessee’s receipt of Lessor’s written notice of such failure.

(b)                                 Failure by the Lessee to observe and perform any covenant, condition or agreement on its part to be observed or performed, other than as referred to in subsection (a) of this Section, for a period of thirty days after written notice, specifying such failure and requesting that it be remedied, given to Lessee by Lessor, unless Lessor shall agree in writing to an extension of such time prior to its expiration.

(c)                                  The dissolution or liquidation of Lessee or the filing by Lessee of a voluntary petition in bankruptcy, or failure by Lessee promptly to lift any execution, garnishment or attachment of such consequence as will impair its ability to carry on its operations at the Leased Premises, or the commission by the Lessee of any act of bankruptcy, or adjudication of Lessee as a bankrupt, or assignment by Lessee for the benefit of its creditors, or the entry by Lessee into an agreement of composition with its creditors, or the approval by a court of competent jurisdiction of a petition applicable to Lessee in any proceeding for its reorganization instituted under the provisions of the general bankruptcy act, as amended, or under any similar act which may hereafter be enacted.

(d)                                 The Lessee’s breach of any of the following agreements: Kaiser Property Environmental Matters Agreement dated March 31, 2005 (“Environmental Matters Agreement”), the Agreement Regarding Erie Property dated March 31, 2005 (“Erie Property Agreement”), and the Erie Property Insurance Agreement dated March 31, 2005 (“Insurance Agreement”); which breach(es) is not cured within sixty (60) business days of Lessee’s receipt of Lessor’s written notice of such failure.

The foregoing provisions of this Section are subject to the following limitations:  If by reason of force majeure Lessee is unable in whole or in part to carry out its agreements on its part herein contained, other than the obligations on the part of the Lessee contained in Article II and Section 4.2 and 4.3 hereof, the Lessee shall not be deemed in default during the continuance of such inability.  The term “force majeure” as used herein shall mean, without limitation, the following:  acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States of Pennsylvania or any of their departments, agencies, or officials, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquake; fire; hurricanes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery, transmission pipes or canals; partial or entire failure of utilities; or any other cause or event not reasonably within the control of Lessee.  Lessee agrees, however, to remedy with all reasonable dispatch the cause or causes preventing Lessee from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of Lessee, and Lessee shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of Lessee unfavorable to Lessee.

Section 6.2             Remedies on Default.  Whenever any event of default referred to in Section 6.1 hereof shall have happened and be subsisting, Lessor may take any one or more of the following remedial steps:

(a)                                  Lessor may, at its option, convey the Leased Premises to the Lessee (unless an alternative person or entity has been designated by Lessee to receive the Leased Premises) by deed of Special Warranty whereupon Lessee shall pay to Lessor any realty transfer taxes due, and all further obligations of either party hereunder shall cease, other than the obligation of Lessee to make all outstanding payments or reimbursements due under Article IV hereof.

(b)                                 Lessor may take whatever action at law or in equity appears necessary or desirable to collect the rent and additional rent then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of Lessee under this agreement.

Section 6.3             No Remedy Exclusive.  No remedy herein conferred upon or reserved to Lessor is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle Lessor to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.

Section 6.4             Attorneys’ Fees and Expenses.  In the event Lessee should default under any of the provisions of this Lease and Lessor should employ attorneys or incur other expenses for the collection of rent or the enforcement of performance or observance of any obligation or agreement on the part of Lessee herein contained, Lessee agrees that it will on demand therefor pay to Lessor the reasonable fees of such attorneys and such other expenses so incurred by Lessor.

ARTICLE VII

OPTIONS IN FAVOR OF LESSEE

Section 7.1             Option to Convert. At any time during the Initial Lease Term, Lessee, or its designee, shall have the option to take title to the Buildings and convert this Lease to a ground lease (on the same terms and conditions) and extend the Lease Term for an additional fifty (50) years. Lessee shall exercise such option by written notice to Lessor. Failure of Lessee to exercise this option prior to the expiration of the Initial Lease Term shall be deemed to constitute an automatic exercise of this option as of the last day of the Initial Lease Term. At the expiration of the fifty (50) year term of the ground lease, Lessor shall have the option to either (1) retain title to the Real Estate, and if such option is chosen, Lessee shall convey title to all Buildings and other Improvements on the Real Estate to Lessor for no additional consideration; or (2) only if Lessor is in compliance with the Agreement Regarding Erie Property, the Kaiser Property Environmental Matters Agreement and the Erie Property Insurance Agreement, convey title to the Real Estate and also for title to the area encompassed by the Permanent Access Easement to Lessee for no additional consideration.

Section 7.2             Option to Purchase. At any time during the Initial Lease Term, or any extension or renewal thereof, or during the period of any ground lease as set forth in Section 7.1 above Lessee or its designee shall have the option to purchase the Leased Premises, including all Real Estate and fee title to the area encompassed by the Permanent Easement and all Buildings and Improvements associated with the Leased Premises, including the area encompassed by the Permanent Access Easement, for no additional consideration except closing costs and transfer taxes, if any, said option to be exercised by written notice to Lessor.

Section 7.3             Conveyance. Upon valid exercise of the options set forth in Sections 7.1 or 7.2, Lessor shall convey title to the Buildings and/or Real Estate to Lessee by Special Warranty Deed, and/or Bill of Sale and/or such other instruments as are satisfactory to and reasonably requested by Lessee, subject only to such permitted encumbrances and liens as may have been created by Lessee.

ARTICLE VIII

SPECIAL COVENANTS AND CONDITIONS

Section 8.1             No Warranty of Condition or Suitability.  Lessor makes no warranty, either express or implied, as to the condition of the Leased Premises or that it will be suitable for Lessee’s purpose or needs.  Lessee releases Lessor from, agrees that Lessor shall not be liable for and agrees to hold Lessor harmless against, any loss or damage to property or any injury to or death of any person, in each case occurring during the Lease Term (as it may be extended pursuant to Section 7.1), that may be occasioned by any cause whatsoever pertaining to the Leased Premises or the use thereof. This indemnification and hold harmless, which shall survive the transfer of the deed under Section 7.2 or otherwise, shall not extend to environmental conditions or contamination of the Premises, except with respect to asbestos located within the Buildings.

Section 8.2.            Sale or Assignment.  This Lease shall not be subject to sale or assignment by Lessee except with the advance written consent of Lessor, which consent shall not be unreasonably withheld. Any unauthorized sale or assignment shall be void.  Consent of Lessor to any sale or assignment shall not relieve Lessee of its liabilities hereunder.

Section 8.3.            Sublease.  The Lessee may sublease the Leased Premises, in whole or in part, without the consent of Lessor, however no such Sublease shall relieve Lessee of its liabilities hereunder.

Section 8.4.            Quiet Enjoyment.  Provided Lessee complies with all of the terms of this Lease, Lessor covenants that Lessee shall have continuous, peaceable, uninterrupted, and exclusive possession and quiet enjoyment of the Leased Premises during the term of this Lease.

Section 8.5.            Memorandum of Lease.  A Memorandum of this Lease Agreement may be recorded in the Office of the Recorder of Deeds in and for Erie County, Pennsylvania.

Section 8.6.            Indemnification and Waiver of Claim.  Subject to the terms and conditions set forth in the Agreements referred to in Section 8.10 hereof, Lessee agrees as follows:

(a)  Lessee will defend and, except to the extent caused by the negligence or willful acts or omissions of Lessor or any of its agents, servants, contractors and employees, will indemnify Lessor and save it harmless from and against any and all claims, actions, damages, liability, and expense (including, but not limited to, attorney’s fees and disbursements) in connection with the loss of life, personal injury, or damage to property or business (any of the foregoing, a “Loss”) arising from, related to, or in connection with the occupancy or use by Lessee of the Leased Premises or any part of Lessor’s property or occasioned wholly or in part by act or omission of Lessee, its contractors, subcontractors, subtenants, agents, servants, or employees, provided that such Loss occurs during the Lease Term (as it may be extended pursuant to Section 7.1 hereof).  Lessee shall pay all costs, expenses and reasonable attorney’s fees that may be expended or incurred by Lessor in successfully enforcing the covenants and agreements of this Lease.

(b)  Unless caused by the negligent or willful acts or omissions of the Lessor or any of its agents, servants, contractors and employees, neither Lessor, its agents, servants, employees or contractors shall be liable for, and Lessee, in consideration of Lessor’s execution of this Lease, hereby releases all claims for loss of life, personal injury or damage to property or business sustained by Lessee or any person claiming through Lessee resulting from any fire, accident, occurrence or condition in or upon the Leased Premises or any part thereof, including, but not limited to, such claims for loss of life, personal injury or damage to property.

Section 8.7.            Environmental Hazards. Subject to the terms and conditions as set forth in the Agreements referred to in Section 8.10 hereof, Lessee agrees as follows:

(a)           Lessee agrees to indemnify and hold harmless Lessor from any and all claims, charges, damages, fines, judgments, penalties, costs (including any and all investigation, clean-up, removal or restoration costs mandated by federal, state or local agencies or political subdivisions), liabilities or losses (including, without limitation, any and all sums paid for settlement of claims, attorneys fees, consultant and expert fees) arising during or after the Lease term and arising out of, based upon or in connection with or by reason of Lessee’s operation or use of the Leased Premises, or the negligence, willful misconduct or other acts or omissions of Lessee, or any contamination or hazardous substances existing on the Leased Premises after the date of this Lease caused by the activities of Lessee, and/or its agents, employees, contractors, or invitees during the term of the Lease, unless the hazardous substances are present as a result of the negligence, willful misconduct, or other acts or omissions of Lessor, its agents, employees, or contractors.

(b)           As used herein, “Hazardous Substances” means any substance which is toxic, ignitable, reactive, or corrosive and which is regulated by any local government, the State of Pennsylvania, or the United States government. “Hazardous Substances” also includes any and all material or substances which are defined as “residual waste,” “hazardous waste,” or a “hazardous substance” pursuant to state, federal or local government law. “Hazardous substance” also includes but is not restricted to, asbestos, polychlorinated biphenyls (PCBs), and petroleum products.

(c)           The indemnities contained herein shall survive the termination or expiration of this Lease.

Section 8.8.            Binding Effect. This Lease shall extend to and be binding upon the parties hereto, their heirs, successors and assigns.

Section 8.9.            Notices. Any notice from one party to the other hereunder shall be in writing and shall be deemed to have been fully given if delivered personally or mailed enclosed in a certified post paid envelope addressed to the respective addresses stated below:

To the Lessor at:	5240 Knowledge Parkway
Erie, PA 16510
Attn: President

To the Lessee at:	7140 Office Circle
Evansville, IN 47725
Attn: General Counsel

Section 8.10.          Entire Contract. This Lease Agreement constitutes the entire contract between the parties hereto with respect to the leasing of the Leased Premises by Lessee from Lessor and there are no other understandings, promises, representations or warranties, oral or written, relating to the subject matter of this Lease Agreement, which shall be deemed to exist or to bind any of the parties hereto, their respective heirs, executors, administrators, successors or assigns, except as set forth herein. Nonetheless, the parties hereto agree that this Lease is being entered into in conjunction with the Environmental Matters Agreement, Erie Property Agreement and the Insurance Agreement, and that certain of the terms and conditions of those agreements will affect the Leased Premises and the parties’ respective rights with respect thereto.  No amendment, change or addition to this Lease Agreement shall be binding upon Lessor or Lessee unless reduced to writing and signed by both parties.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Agreement to be executed as of the day and year first above written.

ATTEST:	GREATER ERIE INDUSTRIAL DEVELOPMENT
CORPORATION, Lessor

By:	By:
Title:	Title:

ATTEST:	ACCURIDE ERIE, L.P., Lessee

By:	By:
Title:	Title:

EXHIBIT A

EXHIBIT B

LEGAL DESCRIPTION - PARCEL “A” - “PLANT PARCEL”

Beginning at an iron pin found at the intersection of the south line of East 12th Street (variable width right-of-way) and the east line East Avenue (80’ right-of-way);

THENCE North 64 degrees 01 minutes 35 seconds East, along the south line of East 12th Street, a distance of 1489.74’ to a point;

THENCE South 26 degrees 42 minutes 30 seconds East, a distance of 476.25’ to a point;

THENCE South 63 degrees 33 minutes 33 seconds West, a distance of 330.73’ to a point;

THENCE South 26 degrees 26 minutes 27 seconds East, a distance of 44.49’ to a point;

THENCE, South 63 degrees 33 minutes 33 seconds West, a distance of 140.47’ to a point;

THENCE South 26 degrees 26 minutes 27 seconds East, a distance of 30.13’ to a point;

THENCE South 63 degrees 33 minutes 33 seconds West, a distance of 351.60’ to a point in the east line of land conveyed to Limco, Inc., by deed recorded in Erie County Record Book 540, Page 1258;

THENCE North 26 degrees 23 minutes 30 seconds West, along the east line of Limco, Inc., a distance of 59.51’ to an iron survey point, found;

THENCE South 63 degrees 38 minutes 00 seconds West, continuing along said land of Limco, Inc., a distance of 670.19’ to a monument found in the east line of the aforementioned East Avenue;

THENCE North 26 degrees 19 minutes 00 seconds West, continuing along said land of Limco, Inc., a distance of 670.19’ to a monument found in the east line of the aforementioned East Avenue;

THENCE North 26 degrees 19 minutes 21 seconds West, along the east line of East Avenue, a distance of 502.63’ to the point of beginning.

Containing a total of 17.484 acres of land.

EXHIBIT B

LEGAL DESCRIPTION - “OPTION PARCEL”

Beginning at a monument found in the north line of the Conrail Right-of-Way at the southeast corner of land conveyed to Limco, Inc., by deed recorded in Erie County Record Book 540, Page 1258;

THENCE North 26 degrees 23 minutes 30 seconds West, along the east line of Limco, Inc., a distance of 243.51’ to a point;

THENCE North 63 degrees 33 minutes 33 seconds East, a distance of 351.60’ to a point;

THENCE North 26 degrees 26 minutes 27 seconds West, a distance of 30.13’ to a point;

THENCE North 63 degrees 33 minutes 33 seconds East, a distance of 140.47’ to a point;

THENCE North 26 degrees 26 minutes 27 seconds West, a distance of 44.49’ to a point;

THENCE North 63 degrees 33 minutes 33 seconds East, a distance of 330.73’ to a point;

THENCE South 26 degrees 42 minutes 30 seconds East, a distance of 310.52’ to a point in the north line of the Conrail Right-of-Way;

THENCE South 63 degrees 33 minutes 33 seconds West, along the north line of the Conrail Right-of-Way, a distance of 694.47’ to a point;

THENCE South 26 degrees 26 minutes 27 seconds East, continuing along the Conrail Right-of-Way, a distance of 7.61’ to a point;

THENCE South 63 degrees 33 minutes 33 seconds West, continuing along the north line of the Conrail Right-of-Way, 130.00’ to the point of beginning.

Containing a total of 5.148 acres of land, and being a part of the “Parcel B” area, as shown.

EXHIBIT B